Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael Gluk (investors) Chief Financial Officer ArthroCare Corporation 512-391-3906

Howard Zar (media) Porter Novelli 212-601-8084 hzar@porternovelli.com

ARTHROCARE’S FIRST QUARTER 2007 RESULTS EXCEED CONSENSUS ESTIMATES

--Spine Business Growth Highlights Record Quarterly Results--

Austin, Texas—April 26, 2007—ArthroCare Corp. (Nasdaq: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced that for the first quarter ended March 31, 2007, total revenues grew 18 percent to $73.7 million, compared with $62.5 million in the prior year’s quarter and consensus estimates for revenues of $73.1 million. Excluding sales of products discontinued in 2006, total revenues grew approximately 20 percent.

ArthroCare’s net income of $7.1 million, or $0.25 per share, for the first quarter of 2007, was above consensus earnings estimates of $0.23 per share. Quarterly performance highlights include significant revenue increases in the Company’s three major business units, the launch of a key new product in the Company’s Sports Medicine division, and continued investments in sales and marketing.

“This was a pivotal quarter for ArthroCare with important developments in each of our business units,” noted Mike Baker, CEO of ArthroCare. “Our rapidly growing Spine business continued to demonstrate strong revenue growth based upon an expanding customer base and improvements in reimbursement. In our Sports Medicine business, we successfully launched a major new Opus non-metallic anchor and we believe we are on track to introduce several more key products in the second quarter. Our international revenue growth was driven by Sports Medicine Coblation products and a strong increase in United Kingdom tonsillectomy revenues.”

Q1 SUMMARY TABLE

	Q107	Q406	Q106
Product sales	$71.0 M	$67.2 M	$60.3 M
License fees, royalties and other revenues	$2.7 M	$2.6 M	$2.2 M
Total revenues	$73.7 M	$69.8 M	$62.5 M
Net income	$7.1 M	$8.2 M	$7.1 M
Diluted net income per share	$0.25	$0.29	$0.26

REVENUE
In addition to first quarter product sales of $71.0 million, license fees, royalties and other revenue were $2.7 million in the first quarter of 2007, which represents four percent of total revenue, compared to $2.2 million, or four percent of total first quarter 2006 revenue. International product sales increased 22 percent over 2006, led by Sports Medicine Coblation products and ENT sales in the United Kingdom. In total, international product sales represented 21 percent of product sales during the quarter.

BUSINESS UNIT PERFORMANCE
The Sports Medicine business unit produced sales growth of 8 percent during the quarter ended March 31, 2007 compared with the same period of 2006, and represented 62 percent of total product sales. Excluding the impact of the product line discontinued in July 2006, Sports Medicine sales increased 11 percent over the first quarter of 2006.

Sales in the Spine business unit during the first quarter of 2007 grew 58 percent compared to the same period in 2006, with spine sales representing 14 percent of product sales in the first quarter of 2007.

The first quarter increase in ENT product sales over the comparable period of last year was 28 percent, with ENT sales representing 24 percent of product sales during the quarter.

OPERATIONS
Product margin was 71 percent in the first quarter of 2007, consistent with product margin of 71 percent in the first quarter of 2006. Operating expenses were $44.0 million in the first quarter 2007, or approximately 60 percent of total revenue, compared to $35.0 million, or 56 percent of total revenue in the first quarter of 2006. This increase is primarily a result of increased sales and marketing expenses due to additions to our direct sales force and new product launches in the first quarter of 2007.

BALANCE SHEET
Cash, cash equivalents and short-term investments increased $10.9 million to $41.7 million as of March 31, 2007, compared to $30.8 million at December 31, 2006. Inventories decreased to $50.0 million from $51.5 million at December 31, 2006, while accounts receivable were $61.9 million at both March 31, 2007 and December 31, 2006 despite a 6 percent growth in sales for the quarter.

BUSINESS OUTLOOK
The following statements are based on current expectations on April 26, 2007. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the Company may enter into in future periods.

ArthroCare’s business outlook for fiscal 2007 is as follows:

•	The Company expects total revenue growth of 20 percent.
•	The Company expects the Sports Medicine business unit to achieve revenue growth in the low teens.
•	ENT business unit revenue growth is expected to be at least 30 percent.
•	Spine business unit revenue growth is anticipated to be at least 50 percent.
•	The Company anticipates sequential improvement in quarterly revenue growth rates.
•	The Company expects earnings per share growth greater than revenue growth. GAAP diluted EPS is forecasted to be in the range of $1.40 to $1.50.
•	The Company expects further improvement in both product and operating margins and for earnings to continue to grow faster than revenue.

CONFERENCE CALL
ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. A live webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  The webcast will remain available through May 26, 2007.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21335096.

ABOUT ARTHROCARE
Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS
Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the Company's stated business outlook for fiscal 2007, continued strength of the Company's fundamental position, the strength of the Company's technology, the Company's belief that strategic moves will enhance achievement of the Company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the Company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the Company's patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the Company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2006. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.

Financial Tables Appended

ARTHROCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2007	2006	Variance

Revenues:
Product sales	$71,001	$60,257	$10,744
Royalties, fees and other	2,742	2,224	518
Total revenues	73,743	62,481	11,262

Cost of product sales	20,756	17,705	(3,051)

Gross profit	52,987	44,776	8,211
Product Margin	70.8%	70.6%
Gross Margin	71.9%	71.7%

Operating expenses:
Research and development	6,464	6,202	262
Sales and marketing	29,494	21,905	7,589
General and administrative	6,180	5,061	1,119
Amortization of intangible assets	1,911	1,822	89
Total operating expenses	44,049	34,990	9,059

Income from operations	8,938	9,786	(848)
Interest and other income (expense), net	330	(311)	641
Income before income taxes	9,268	9,475	(207)
Net Operating Margin	12%	15%

Income tax provision	2,132	2,342	210

Net income	$7,136	$7,133	$3

Basic net income per share	$0.26	$0.28	$(0.02)

Shares used in computing basic net
income per share	27,164	25,455

Diluted net income per common share	$0.25	$0.26	$(0.01)

Shares used in computing diluted net
income per share	28,177	27,107

ARTHROCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$28,495	$15,531
Short term investments	13,183	15,225
Accounts receivable, net	61,940	61,935
Inventories, net	50,019	51,542
Deferred tax assets	14,456	13,795
Prepaid expenses and other current assets	3,377	5,389
Total current assets	171,470	163,417

Property and equipment, net	36,815	36,071
Related party receivables	-	500
Intangible assets, net	35,846	35,982
Goodwill	139,684	137,831
Other assets	2,502	1,245

Total assets	$386,317	$375,046

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$11,959	$12,993
Accrued liabilities	26,280	26,347
Accrued compensation	7,044	7,906
Income taxes payable	3,327	2,427
Total current liabilities	48,610	49,673

Deferred tax liabilities	538	1,991
Other non-current liabilities	5,928	879
Total liabilities	55,076	52,543

Total stockholders' equity	331,241	322,503

Total liabilities and stockholders' equity	$386,317	$375,046